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                                                                 Exhibit (d)(ii)

          AMENDMENT TO INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

      Amendment dated as of January 1, 2007 to the Investment Advisory and Administration Agreement dated as of June 1, 2001, between The Charles Schwab Family of Funds (the "Trust") and Charles Schwab Investment Management, Inc. (the "Adviser").

                                   WITNESSETH:

      WHEREAS, the Trust and Adviser have entered into an Investment Advisory and Administration Agreement (the "Agreement") dated as of January 1, 2007, pursuant to which the Adviser renders investment advisory services to the Money Funds;

      WHEREAS, Section 7 of the Agreement sets forth the terms and conditions with respect to the compensation payable by the Trust to the Adviser for the services rendered to the Money Funds pursuant to the Agreement; and

      WHEREAS, the Trust and Adviser desire to amend Section 7 of the Agreement for the purpose of revising the terms and conditions with respect to the compensation payable to the Adviser under the Agreement.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

      1. Section 7 of the Agreement is amended and restated in its entirety to read as follows:

      Compensation. For the services provided and the expenses assumed pursuant to this Agreement for each Money Fund, the Trust will pay the Investment Adviser out of the assets of such Money Fund and the Investment Adviser will accept as full compensation therefore an annual fee, computed daily and paid monthly in arrears, equal to the percentages of such Money Fund's average daily net assets set forth below.

      Schwab Money Market Fund, Schwab Government Money Fund and the Schwab Municipal Money Fund

               $1 billion or less                         0.35%
               Over $1 billion through $10 billion        0.32%
               Over $10 billion through $20 billion       0.30%
               Over $20 billion through $40 billion       0.27%
               Over $40 billion                           0.25%

      If in any fiscal year the aggregate expenses (as defined under the securities regulations of any state having jurisdiction over the Trust) of a Money Fund exceed the expense


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limitations of any such state, the Investment Adviser will reimburse such Money
Fund for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by such Money Fund to the Investment Adviser hereunder to the aggregate fees otherwise payable by such Money Fund to the Investment Adviser hereunder, and to Charles Schwab & Co., Inc. under the Transfer Agency and Shareholder Servicing Agreement between it and the Trust. The obligation of the Investment Adviser to reimburse a Money Fund hereunder is limited in any fiscal year to the amount of its fee hereunder from such Money Fund for such fiscal year, provided, however, that notwithstanding the foregoing, the Investment Adviser will reimburse each Money Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Trust so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.


      2. All other Sections of the Agreement shall continue in effect as contained in the Agreement.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

By:    /s/Evelyn Dilsaver                       By:    /s/Kimon Daifotis
       ------------------                              -----------------
Name:  Evelyn Dilsaver                          Name:  Kimon Daifotis
Title: President and Chief Executive Officer    Title: Senior Vice President and
The Charles Schwab Family of Funds              Chief Investment Officer --
                                                Fixed Income
                                                Charles Schwab Investment
                                                Management, Inc.


Dated As of January 1, 2007


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